Exhibit 99.1

N E W S N E W S N E W S

Tredegar Corporation Corporate Communications 1100 Boulders Parkway Richmond, Virginia 23225 E-mail: invest@tredegar.com Web Site: www.tredegar.com	Contact: Mitzi S. Reynolds Phone: 804/330-1134 Fax: 804/330-1177 E-mail: mitzireynolds@tredegar.com

FOR IMMEDIATE RELEASE

TREDEGAR REPORTS FIRST-QUARTER RESULTS

              RICHMOND, Va., April 21, 2004 – Tredegar Corporation (NYSE:TG) reported first-quarter income from continuing operations of $2.4 million (6 cents per share) compared to $4.9 million (12 cents per share) in 2003. Earnings from manufacturing operations were $7.0 million (18 cents per share) versus $7.8 million (20 cents per share) in 2003. First-quarter sales were $195.9 million compared to $182.0 million in 2003. A summary of first-quarter results from continuing operations is shown below:

(In millions, except per-share data)	First Quarter Ended March 31

	2004	2003

Sales	$195.9	$182.0

Income from continuing operations as reported under
generally accepted accounting principles (GAAP)	$2.4	$4.9
After-tax effects of:
Loss related to unusual items	—	.7
Loss associated with plant shutdowns, asset
impairments and restructurings	7.0	.1
Loss from Therics ongoing operations	1.6	2.1
Gain on sale of other assets	(4.0)	—

Income from manufacturing operations*	$7.0	$7.8

Diluted earnings per share from continuing operations as
reported under GAAP	$.06	$.12
After-tax effects per diluted share of:
Loss related to unusual items	—	.02
Loss associated with plant shutdowns, asset
impairments and restructurings	.18	—
Loss from Therics ongoing operations	.04	.06
Gain on sale of other assets	(.10)	—

Diluted earnings per share from manufacturing operations*	$.18	$.20

              * The after-tax effects of unusual items, plant shutdowns, asset impairments and restructurings, Therics’ ongoing operations, and gain on sale of other assets have been presented separately and removed from income and earnings per share from continuing operations as reported under GAAP to determine Tredegar’s presentation of income and earnings per share from manufacturing operations. Income and earnings per share from manufacturing operations are key financial and analytical measures used by Tredegar to gauge the operating performance of its manufacturing businesses. They are not intended to represent the stand-alone results for Tredegar’s manufacturing businesses under GAAP and should not be considered as an alternative to net income or earnings per share as defined by GAAP. They exclude items that we believe do not relate to Tredegar’s ongoing manufacturing operations. They also exclude Therics, a technology company that cannot be analyzed and valued by historical measures of earnings and cash flow. Therics’ prospects and value currently depend on its ability to develop, manufacture, market and profit from its orthopaedic product line. There is no assurance whether or when we might realize any return on our investment in Therics.

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TREDEGAR EARNINGS, page 2

              Norman A. Scher, Tredegar’s president and chief executive officer, said: “Results from our manufacturing operations were mixed, with our films business continuing to generate quarterly profits in the $10 million range while aluminum profits improved. We remain optimistic about our growth opportunities, but do not expect meaningful increases over current profit levels in films until late 2004 or early 2005. In aluminum, we are somewhat encouraged by first-quarter results as we continue to address overcapacity and pricing pressures.”

              Regarding Therics, Scher said: “Our efforts to transform Therics from a research organization into a sales and profit-driven business continue. We recently completed the initial launch of our bone void filler product line, and hope to see growing acceptance of our products during the year.”

MANUFACTURING OPERATIONS

Film Products

              First-quarter net sales in Film Products were $95.9 million, up 3% from $93.4 million in 2003. Operating profit from ongoing operations was $10.0 million versus $13.9 million last year. Volume for the quarter was 69.1 million pounds, down 6% from 73.3 million pounds in 2003. The increase in sales was primarily due to higher raw material-driven selling prices.

              Last year’s results include sales of certain domestic backsheet to P&G that were discontinued at the end of the first quarter of 2003.

              Net sales, operating profit from ongoing operations and volume in the fourth quarter of 2003 were $91.5 million, $10.8 million and 67.7 million pounds, respectively.

              Profits in Film Products continue to be affected by costs related to new products and slower than expected new product sales. In recent years, Film Products has invested aggressively in developing and commercializing new elastic, apertured and specialty films. The company has successfully introduced a variety of new elastic diaper laminates and feminine hygiene topsheet products to several global customers, and sales of new specialty packaging and protective films are growing. These activities are not expected to drive meaningful profit growth until late 2004 or early 2005.

              Capital expenditures were $10 million in the first quarter. Film Products expects to spend at least $40 million in 2004 compared to $57 million in 2003. About $50 million of the capital being spent in 2003 and 2004 is for strategic projects that support new product and global expansion efforts. If successful, these strategic projects are expected to generate incremental sales of approximately $65 million per year. Roughly $20 million of the strategic capital is for customer-specific projects that include take-or-pay type arrangements.

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TREDEGAR EARNINGS, page 3

              Film Products will continue to pursue opportunities to restructure operations to improve performance. The company’s plant in New Bern, North Carolina, is scheduled to close in the third quarter of this year, and its plant in San Juan, Argentina, is for sale.

Aluminum Extrusions

              First-quarter net sales in Aluminum Extrusions were $95.2 million, up 13% from $84.5 million in 2003 while volume was up 7% to 58.0 million pounds from 54.0 million pounds in 2003. Operating profit from ongoing operations increased to $3.7 million, up from $1.2 million in 2003 primarily due to the increase in volume.

              Tredegar’s aluminum business continues to be challenged by excess capacity and competitive pressures. Earlier this month, Tredegar announced the consolidation of Aluminum Extrusions’ Canadian operations, including closing its plant in Aurora, Ontario. The company plans to move the Aurora plant’s largest press to the plant in Pickering, Ontario, where it will invest $8 million to upgrade the press and enlarge the facility. This consolidation is expected to reduce annual operating costs by approximately $2 million.

              First-quarter capital expenditures were $2 million and are expected to be approximately $15 million for the year.

THERICS

              The first-quarter operating loss from ongoing operations at Therics was $2.5 million compared to a loss of $3.3 million in 2003. Quarterly operating losses are expected to continue at about the first-quarter level until meaningful sales are achieved.

OTHER ITEMS

              First-quarter results include a net after-tax charge of $7.0 million (18 cents per share) for plant shutdowns, asset impairments and restructurings associated primarily with the planned shutdown of the aluminum extrusions plant in Aurora, Ontario. The plant is scheduled to close by January 31, 2005, and the company expects to incur additional charges of approximately $2.3 million ($1.5 million after taxes or 4 cents per share) over the next 10 months. First-quarter results also include a net after-tax gain on the sale of securities of $4.0 million (10 cents per share).

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TREDEGAR EARNINGS, page 4

              Last year’s first-quarter results include a net after-tax charge of $748,000 (2 cents per share) related primarily to an adjustment for depreciation at Therics. Results for 2003 also include a net after-tax loss from discontinued operations of $49.5 million ($1.28 per share) related to discontinued venture capital activities.

              Additional details regarding these items are provided in the financial tables included with this press release.

CAPITAL STRUCTURE

              Net debt (debt net of cash and receivable from securities brokers) was $67 million, or less than one times the last twelve months adjusted EBITDA. During the quarter, Tredegar received a tax refund of approximately $55 million related to the sale of its venture capital investments and used $50 million to repay debt in April.

              See notes to financial tables for reconciliations to comparable GAAP measures.

QUARTERLY CONFERENCE CALL

              Tredegar management will host a conference call on April 22 at 11:00 a.m. EDT to discuss its earnings results. Individuals can access the call by dialing 888-662-7338. Individuals calling from outside the United States should dial 706-679-4074. A replay of the call will be available, beginning at 2:00 p.m. on April 22 through April 29, by dialing 800-642-1687 (domestic) or 706-645-9291 (international), conference ID 6737088.

              Alternatively, individuals may listen to the live audio webcast of the presentation by visiting the Tredegar Web site at www.tredegar.com. The webcast of the call may be accessed by selecting the “Webcast of first-quarter results” link on the home page. An archived version of the call will be available for replay on the Web site for approximately two weeks.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

              The words “believe,” “hope,” “expect,” “are likely,” and similar expressions identify “forward-looking” statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation the following:

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TREDEGAR EARNINGS, page 5

              Film Products is highly dependent on sales to one customer, which comprised approximately 30% of Tredegar’s net sales in 2003. Film Products’ success in this regard depends on its ability to develop products that meet this customer’s requirements as well as market acceptance of this customer’s products. Our ability to grow Film Products and attract new customers depends on developing and delivering new products, especially in the personal care market. Personal care products are now being made with a variety of new materials, replacing traditional backsheet and other components. While we have substantial technical resources, there can be no assurance that our new products can be brought to market successfully, or at the same level of profitability and market share of replaced films. A shift in customer preferences away from our technologies, our inability to develop and deliver new profitable products, or delayed acceptance of our new products in domestic and foreign markets, could have a material adverse effect on our business.

              Aluminum Extrusions is a cyclical business that is highly dependent on the economic conditions of its end-use markets in the U.S. and Canada, particularly in the construction, distribution and transportation industries. This business is also subject to seasonal slowdowns during the winter months. Aluminum Extrusions is under increasing domestic and foreign competitive pressures, including a growing presence of Chinese imports in a number of its markets.

              Therics’ prospects and value depend on its ability to develop, manufacture, market, sell and profit from its orthopaedic product line and to achieve specified milestones, all of which will depend on its preclinical, clinical, regulatory, procurement, manufacturing, and sales and marketing capabilities or, where appropriate, its ability to enter into satisfactory arrangements with third parties to provide those functions.

              Future performance is also influenced by the costs incurred by Tredegar’s businesses. There is no assurance that cost control efforts will offset cost increases or any additional declines in revenues. Likewise, there is no assurance of our ability to pass through to our customers cost increases in raw materials.

              Tredegar does not undertake to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based.

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TREDEGAR EARNINGS, page 6

              To the extent that this release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Accompanying the reconciliation is management’s statement concerning the reasons why management believes that presentation of non-GAAP measures provides useful information to investors concerning Tredegar’s financial condition and results of operations.

              Based in Richmond, Va., Tredegar Corporation is a global manufacturer of plastic films and aluminum extrusions. Tredegar is also developing and marketing bone graft substitutes through its Therics subsidiary.

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Tredegar Corporation Condensed Consolidated Statements of Income (In Thousands, Except Per-Share Data) (Unaudited)

	Three Months Ended March 31

	2004	2003

Sales	$195,919	$182,045
Other income (expense), net	6,106	723

	202,025	182,768

Cost of goods sold	163,744	149,501
Freight	4,827	4,188
Selling, R&D and general expenses	17,944	18,191
Amortization of intangibles	67	67
Interest expense	923	2,103
Plant shutdowns, asset impairments and restructurings (a)	10,783	85
Unusual items (b)	—	1,067

	198,288	175,202

Income before income taxes	3,737	7,566
Income taxes	1,308	2,707

Income from continuing operations	2,429	4,859
Discontinued operations (c):
Loss from venture capital investment activities (including
an after-tax loss on the sale of the venture capital
investment portfolio of $49.2 million in 2003)	—	(49,516)

Net income (loss) (a) (b) (c) (d)	$2,429	$(44,657)

Earnings (loss) per share:
Basic:
Continuing operations	$.06	$.13
Discontinued operations	—	(1.30)

Net income (loss)	$.06	$(1.17)

Diluted:
Continuing operations	$.06	$.12
Discontinued operations	—	(1.28)

Net income (loss)	$.06	$(1.16)

Shares used to compute earnings (loss) per share:
Basic	38,229	38,179
Diluted	38,435	38,578

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Tredegar Corporation Net Sales and Operating Profit by Segment (In Thousands) (Unaudited)

	Three Months Ended March 31

	2004	2003

Net Sales
Film Products	$95,886	$93,384
Aluminum Extrusions	95,195	84,473
Therics	11	—

Total net sales	191,092	177,857
Add back freight	4,827	4,188

Sales as shown in the Consolidated
Statements of Income	$195,919	$182,045

Operating Profit
Film Products:
Ongoing operations	$10,024	$13,928
Plant shutdowns, asset impairments and
restructurings (a)	(1,203)	(85)

Aluminum Extrusions:
Ongoing operations	3,683	1,211
Plant shutdowns, asset impairments and
restructurings (a)	(9,580)	—

Therics:
Ongoing operations	(2,491)	(3,297)
Unusual items (b)	—	(1,067)

Total	433	10,690
Interest income	74	424
Interest expense	923	2,103
Gain on the sale of corporate assets (b)	6,134	—
Corporate expenses, net	1,981	1,445

Income before income taxes	3,737	7,566
Income taxes	1,308	2,707

Income from continuing operations	2,429	4,859
Income (loss) from discontinued operations (c)	—	(49,516)

Net income (loss) (a) (b) (c) (d)	$2,429	$(44,657)

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Tredegar Corporation Condensed Consolidated Balance Sheets (In Thousands) (Unaudited)

	March 31, 2004	December 31, 2003

Assets

Cash & cash equivalents	$69,401	$19,943
Receivable from securities brokers	1,142	—
Accounts & notes receivable	100,712	84,110
Income taxes recoverable	2,414	61,508
Inventories	48,569	49,572
Deferred income taxes	12,069	10,998
Prepaid expenses & other	4,852	5,015

Total current assets	239,159	231,146

Property, plant & equipment, net	292,394	297,476
Other assets	80,358	83,855
Goodwill & other intangibles	140,306	140,548

Total assets	$752,217	$753,025

Liabilities and Shareholders’ Equity

Accounts payable	$53,873	$46,706
Accrued expenses	44,675	42,456
Current portion of long-term debt	10,000	8,750

Total current liabilities	108,548	97,912

Long-term debt	127,421	130,879
Deferred income taxes	61,570	66,276
Other noncurrent liabilities	9,307	10,559
Shareholders’ equity	445,371	447,399

Total liabilities and shareholders’ equity	$752,217	$753,025

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Tredegar Corporation Condensed Consolidated Statement of Cash Flows (In Thousands) (Unaudited)

	Three Months Ended March 31

	2004	2003

Cash flows from operating activities:
Net income (loss)	$2,429	$(44,657)
Adjustments for noncash items:
Depreciation	8,202	7,824
Amortization of intangibles	67	67
Deferred income taxes	(3,860)	33,048
Accrued pension income and postretirement benefits	(980)	(1,332)
Loss on venture capital investments	—	70,256
Gain on sale of corporate assets	(6,134)	—
Loss on asset impairments and divestitures	7,796	—
Changes in assets and liabilities, net of effects of acquisitions and divestitures:
Accounts and notes receivables	(16,860)	7,401
Inventories	859	846
Income taxes recoverable	59,084	(48,043)
Prepaid expenses and other	170	(515)
Accounts payable	7,371	4,448
Accrued expenses	2,134	1,196
Other, net	(1,331)	1,203

Net cash provided by operating activities	58,947	31,742

Cash flows from investing activities:
Capital expenditures	(11,491)	(11,929)
Venture capital investments	—	(2,807)
Proceeds from sale of venture capital investments	—	21,504
Proceeds from the sale of corporate assets and property disposals	6,040	—
Other, net	(734)	(747)

Net cash used in investing activities	(6,185)	6,021

Cash flows from financing activities:
Dividends paid	(1,537)	(1,526)
Net decrease in borrowings	(2,208)	(12,645)
Repurchases of Tredegar common stock	—	(1,939)
Proceeds from exercise of stock options	441	81

Net cash used in financing activities	(3,304)	(16,029)

Increase in cash and cash equivalents	49,458	21,734
Cash and cash equivalents at beginning of period	19,943	109,928

Cash and cash equivalents at end of period	$69,401	$131,662

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Selected Financial Measures (In Millions) (Unaudited)

	For the Twelve Months Ended March 31, 2004

	Film Products	Aluminum Extrusions	Therics	Total

Operating profit (loss) from ongoing operations	$41.8	$17.6	$(10.8)	$48.6
Allocation of corporate overhead	(5.4)	(2.5)	—	(7.9)
Add back depreciation and amortization	20.1	11.0	1.6	32.7

Adjusted EBITDA (e)	$56.5	$26.1	$(9.2)	$73.4

Selected balance sheet and other data as of March 31, 2004:
Cash invested to date in Therics	$67.1
Net debt (f)	$66.9
Shares outstanding	38.4

Notes to the Financial Tables

(a)	Plant shutdowns, asset impairments and restructurings in 2004 include:

•	A pretax charge of $9.6 million related to the planned shutdown of an aluminum extrusions facility in Aurora, Ontario, including asset impairment charges of $7.1 million and severance and other employee-related costs of $2.5 million;

•	Pretax charges of $666,000 related to accelerated depreciation in Film Products; and

•	A pretax charge of $537,000 related to severance and other employee-related costs associated with the shutdown of the film manufacturing facility in New Bern, North Carolina.

Plant shutdowns, asset impairments and restructurings in 2003 include pretax charges of $85,000 for additional costs incurred related to previously announced plant shutdowns in Film Products.

(b)	Unusual items in 2003 include a first-quarter pretax charge of $1.1 million related to an adjustment for depreciation at Therics based on Tredegar’s decision to suspend divestiture efforts.

Gain on the sale of corporate assets in 2004 include gains related to the sale of public equity securities. There were no public equity securities held at March 31, 2004.

(c)	On March 7, 2003, Tredegar announced that Tredegar Investments had reached definitive agreements to sell substantially all of its venture capital investment portfolio. The operating results associated with venture capital investment activities have been reported as discontinued operations. Discontinued operations for 2003 also include an expected loss on the divestiture of the venture capital investment portfolio of $49.2 million after taxes.

(d)	Comprehensive income (loss), defined as net income and other comprehensive income (loss), was a loss of $1 million for the first quarter of 2004 and a loss of $41.8 million for the first quarter of 2003. Other comprehensive income (loss) includes changes in: unrealized gains and losses on available-for-sale securities, foreign currency translation adjustments, unrealized gains and losses on derivative financial instruments and minimum pension liability recorded net of deferred taxes directly in shareholders’ equity.

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(e)	Adjusted EBITDA represents income from continuing operations before interest, taxes, depreciation, amortization, unusual items and losses associated with plant shutdowns, asset impairments and restructurings and gain on sale of corporate assets. Adjusted EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as either an alternative to net income (as an indicator of operating performance) or to cash flow (as a measure of liquidity). Tredegar uses Adjusted EBITDA as a measure of unlevered (debt-free) operating cash flow. We also use it when comparing relative enterprise values of manufacturing companies and when measuring debt capacity. When comparing the valuations of a peer group of manufacturing companies, we express enterprise value as a multiple of Adjusted EBITDA. We believe Adjusted EBITDA is preferable to operating profit and other GAAP measures when applying a comparable multiple approach to enterprise valuation because it excludes depreciation and amortization, unusual items and losses associated with plant shutdowns, asset impairments and restructurings, measures of which may vary among peer companies.

(f)	Net debt is calculated as follows (in millions):

Debt	$137.4
Less:
Cash and cash equivalents	(69.4)
Receivable from securities brokers	(1.1)

Net debt	$66.9

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